EXHIBIT 99.1
[SOLUTIA LOGO]

FOR IMMEDIATE RELEASE	Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Dan Jenkins (314) 674-8552
Investors: Susannah Livingston (314) 674-8914

Solutia Announces Second Quarter 2008 Results

ST. LOUIS– July 28, 2008
Highlights
•	Net sales increased to $1,095 million from $911 million over the same period last year
o	Strong international growth continues to positively impact results
•	Adjusted EBITDA increased to $118 million from $84 million over the same period last year, in spite of over $100 million of increased raw materials and energy costs
•	Adjusted EPS of $.28 for second quarter 2008
•	Increasing Adjusted EBITDA guidance for the year to $400M - $425M

Note: Reconciliation tables below for adjustments made to GAAP

Solutia Inc. (NYSE: SOA) today reported net sales of $1,095 million for the second quarter of 2008, a 20% increase over net sales of $911 million for the same period in 2007.  Approximately 8% of this increase is attributable to the consolidation of Flexsys sales beginning on May 1, 2007, following Solutia’s acquisition of the remaining 50% share of its former joint venture. On a pro forma basis, adjusting 2007 second quarter sales to include Flexsys, sales increased 14% over the prior year.

Solutia had a consolidated loss of $16 million for the second quarter 2008 compared to income from continuing operations of $27 million for the same period in 2007.  Solutia’s results were impacted by certain events affecting comparability totaling an after-tax loss of $33 million in 2008 and an after-tax gain of $10 million in 2007.  After consideration of these special items in both periods, income held steady at $17 million in the second quarter of 2008 or $.28 per share, despite increased depreciation and amortization expense, higher interest cost and higher stock compensation expense.

“We are pleased to report solid second quarter growth, driven by strong volumes and price increases across our businesses," said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc. “Importantly, even though the escalation of raw materials accelerated in the second quarter compared to the first, our focused pricing actions and strong market positions allowed us to recover a significant percentage of this cost increase.  We also continued to benefit from our geographically diverse business, as international growth -- particularly in China -- more than offset softening domestic markets.”

Quinn added, “In addition to producing strong results during the second quarter, we announced two important strategic developments which will have the potential to further enhance our transformation to a high-margin pure play specialty chemical company.  We retained HSBC to review strategic alternatives for the Nylon business, and laid the foundation for a key longer-term growth opportunity by establishing our Saflex Photovoltaic business.”

Consolidated Results

    The table below is provided to assist the reader with comparability between the second quarter 2008 and the second quarter 2007 by providing consolidated and segment sales, EBITDA(1) and Adjusted EBITDA (3).

Three Months Ended June 30
From Continuing Operations (in millions)	2008	Adjustments (2)	2008 As Adjusted	2007	Adjustments (2)		2007 As Adjusted	2007 Flexsys		2007 Adjusted Pro forma	% change
Net Sales
Saflex	$220		$220	$189			$189	$		$189	16%
CPFilms	71		71	66			66			66	8%
Technical Specialties	275		275	157			157		50	207	33%
Integrated Nylon	518		518	489			489			489	6%
Corporate/Other	11		11	10			10			10	10%
Total	$1,095		$1,095	$911			$911		$50	$961	14%

EBITDA(1)
Saflex	$19	$24	$43	$31	$		$31	$		$31	39%
CPFilms	16	6	22	20			20			20	10%
Technical Specialties	39	19	58	20		2	22		13	35	66%
Integrated Nylon	(1)	5	4	38		(7)	31			31	(89)%
Corporate/Other	(6)	(3)	(9)	1		(21)	(20)		(4)	(24)	63%
Total	$67	$51	$118	$110		$(26)	$84		$9	$93	27%

(1)	EBITDA is defined as earning before interest expense, income taxes, depreciation and amortization and reorganization items, net.
(2)	Adjustments include unusual charges and (gains) and non-cash stock compensation expense.
(3)	Adjusted EBITDA is EBITDA (as defined above), excluding unusual charges, (gains) and non-cash stock compensation expense.

Reported consolidated EBITDA for the second quarter decreased to $67 million from $110 million in 2007.  After taking into consideration events affecting comparability and non-cash stock compensation expense (as detailed below in the summary of events affecting comparability) of net charges totaling  $51 million and net gains totaling $26 million for 2008 and 2007, respectively, Adjusted EBITDA increased to $118 million from $84 million.  On a pro forma basis, including Flexsys results for April 2007 on a 100% basis, Adjusted EBITDA in the second quarter 2008 increased $25 million from $93 million over the prior year.

The most significant adjustment in the current quarter was a negative margin impact from the selling of inventory that was fair valued at the time of emergence as required by fresh start accounting.  This impact was a non-cash charge of $49 million.

Segment Data

Saflex Segment

Saflex’s second quarter 2008 net sales were $220 million, up $31 million or 16% from the same period of 2007.

EBITDA decreased $12 million to $19 million for the second quarter of 2008 compared to the prior year period.  EBITDA for this business was adversely affected by a non-cash charge of $24 million associated with the fresh start accounting step-up in basis of inventory.  Excluding this charge, Adjusted EBITDA increased by $12 million, or 39% primarily due to stronger revenues and improved manufacturing performance in comparison to the prior year.

CPFilms Segment

CPFilms’ second quarter 2008 net sales were $71 million, up $5 million or 8% from the same period in 2007.

EBITDA decreased $4 million to $16 million for the second quarter of 2008, compared to the prior year period.  Excluding a $6 million non-cash charge associated with the fresh start accounting step-up in basis of the segment’s inventory, EBITDA increased by $2 million, or 10% primarily driven by strong international volume growth.

Technical Specialties Segment

Technical Specialties’ net sales for second quarter 2008 of $275 million increased by $118 million compared to 2007.  Including Flexsys results for April 2007, pro forma sales improved $68 million or 33% over the prior year.

EBITDA increased $19 million to $39 million during the second quarter 2008 compared to the prior year period.  Including Flexsys results for April 2007 on a 100% basis and excluding events affecting comparability, pro forma Adjusted EBITDA increased $23 million, primarily due to stronger revenues and improved product mix versus the prior year.  Events that impacted comparability include a $13 million non-cash charge associated with the fresh start accounting step-up in basis of the segment’s inventory and $6 million of costs associated with the expected closure of the Company’s Ruabon manufacturing facility in 2008 (as previously announced); and a $2 million charge associated with the step-up in basis of Flexsys’ inventory in 2007.

Integrated Nylon Segment

Integrated Nylon net sales for the second quarter 2008 of $518 million increased $29 million or 6% compared to 2007.

Integrated Nylon EBITDA decreased $39 million to a $1 million loss during the second quarter 2008 compared to the prior year period.  This segment was also impacted by fresh start accounting related to step-up in inventory basis in the amount of $5 million for 2008 and a $7 million gain from sale of land in Alvin, Texas in the second quarter of 2007.  Excluding these unusual items, the $27 million decrease in year-over-year Adjusted EBITDA is primarily attributable to higher raw material and energy costs that were not fully recovered by selling prices.

Unallocated and Other

After taking into consideration unusual charges and gains and decreases in equity earnings as a result of the Flexsys acquisition, corporate and other expenses were down $15 million compared to the second quarter 2007 predominantly due to lower adjustments to the Company’s LIFO inventory valuation allowance.

Cash Flow

Cash from operations before reorganization activities for six months ended June 2008 was a usage of $63 million.  This included a $204 million increase in inventory and trade accounts receivable, of which approximately 60% is due to escalating raw material and energy costs and the Company’s implementation of related price increases.  This increase in working capital was partially offset by improved supplier payment terms.

Outlook

The Company is raising its full-year 2008 adjusted EBITDA guidance to a range of $400 million - $425 million from its previous estimate of $375 million - $400 million.

Second Quarter Conference Call

The company will hold a conference call at 9 a.m. Central Time (10 a.m. Eastern Time) on Tuesday, July 29, 2008, during which Solutia executives will elaborate upon the company's second quarter 2008 financial results.

A live webcast of the conference call will be available through the Investors section of www.solutia.com. The phone number for the call is 888-713-4213 (U.S.) or 617-213-4865 (International), and the pass code is 58143606. Participants are encouraged to dial in 10 minutes early, and also may pre-register for the event at https://www.theconferencingservice.com/prereg/key.process?key=PLDXTGRWX.   A replay of the event will be available through www.solutia.com for two weeks or by calling 888-286-8010 (U.S.) or 617-801-6888 (International) and entering the pass code 26606279.

Summary of Events Affecting Comparability

(dollars in millions)	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Impact on Increase (Decrease):
Cost of Goods Sold (a)	$55	$2	$78	$2
Research, Development andOther Operating Expenses (b)	(3)	(7)	(3)	(7)
Operating Income	(52)	5	(75)	5
Other Income, net (c)	4	21	4	21
Loss on Debt Modification (d)	--	--	--	(7)
EBITDA	$(48)	$26	$(71)	$19

(a)
In 2008, charges resulting from (i) the step-up in basis of our inventory in accordance with fresh-start accounting of $49 million and $74 million in the three and six months ended June 30, 2008, respectively, (ii) charges of $6 million related to the announced closure of the Ruabon Facility, (iii) $3 million gain resulting from settlements of legacy insurance policies with insolvent insurance carriers in the six months ended June 30, 2008 and (iv) $1 million of severance and retraining costs in the six months ended June 30, 2008.  In 2007, charge resulting from the step-up in basis of Flexsys' inventory in accordance with purchase accounting in both the three and six months ended June 30, 2007.

(b)	In 2008 and 2007, surplus land sales resulted in gains of $3 million and $7 million, respectively.
(c)	In 2008 a $4 million gain resulted from the settlement of emergence related incentive accruals. In 2007, gain resulting from the settlement of a litigation matter, net of legal expenses.
(d)	In 2007, charge to record the write-off of debt issuance costs and to record the DIP facility modification.

Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number

For the purpose of this press release, the company has used certain pro forma and other financial measures such as EBITDA (defined as earning before interest expense, income taxes, depreciation and amortization and reorganization items, net) and Adjusted EBITDA (to include EBITDA and exclude gains and losses and non-cash stock compensation expense) that are not determined in accordance with generally accepted accounting principles in the United States  (GAAP).  The company believes that these non-GAAP financial measures are useful to investors because they facilitate period-to-period comparisons of Solutia’s performance and enable investors to assess the company’s performance in the way that management and lenders do.  Our debt covenants and certain management reporting and incentive plans are measured against certain of these non-GAAP financial measures.  Reconciliations of these measures to GAAP measures are included immediately below.

Reconciliation of Adjusted EBITDA to Income (Loss) from Continuing Operations

(dollars in millions)	Successor Three Months Ended June 30, 2008	Predecessor Three Months Ended June 30, 2007	Predecessor Two Months Ended February 29, 2008	Successor Four Months Ended June 30, 2008	Combined Six Months Ended June 30, 2008	Predecessor Six Months Ended June 30, 2007
Adjusted EBITDA	$118	$84	$62	$144	$206	$159
Add:
Income Tax Expense	--	(7)	(215)	--	(215)	(14)
Reversing tax effect of reorganization and unusual gains/losses	(15)	(1)	203	(15)	188	(1)
Income Tax Expense (net)	(15)	(8)	(12)	(15)	(27)	(15)
Interest Expense	(48)	(31)	(21)	(66)	(87)	(59)
Depreciation and Amortization	(35)	(28)	(20)	(47)	(67)	(53)
Non-cash Stock Compensation Expense	(3)	--	--	(4)	(4)	--
Income from Continuing Operations before events affecting comparibility & reorg	17	17	9	12	21	32
Reorganization Items (a)	--	(17)	1,439	--	1,439	(33)
Gains & Losses (b)	(33)	27	2	(58)	(56)	20
Income (Loss) from Continuing Operations	$(16)	$27	$1,450	$(46)	$1,404	$19

(a)
Reorganization items for 2008 were gross $1,642 million for the six months ended.  Reorganization items for 2007 were gross and net ($17) million and ($33) million for the three and six months ended, respectively.

(b)
Gains and Losses for 2008 were gross ($48) million and ($71) million for the three and six months ended, respectively. Gains and Losses for 2007 were gross $26 million and $19 million for the three and six months ended, respectively.

Adjusted Earning Per Share – Reconciliation of Non-US GAAP Measure

(in $ millions, except per share data)	Three Months Ended June 30, 2008

Income from continuing operations before tax	$(16)
Non-GAAP Adjustments - Other charges and adjustments (1)	48
Adjusted earnings from continuing operations before tax	32
Income tax provision on adjusted earnings	(15)
Adjusted earnings for adjusted EPS	$17

Diluted Shares (millions)
Weighted average shares outstanding	59.81
Assumed conversion of Preferred Shares	0.00
Assumed conversion of Restricted Stock	0.00
Assumed conversion of Stock Options	0.00
Total Diluted Shares	59.81
Adjusted EPS	0.28

(1)	See Reconciliation table of Other charges and Adjustments

Reconciliation of Pro forma Sales and Adjusted EBITDA including Flexsys

	Proforma Solutia Three Month Ended June 30, 2007	Proforma Technical Specialties Three Months Ended June 30, 2007	Proforma Solutia Six Months Ended June 30, 2007	Proforma Technical Specialties Six Months Ended June 30, 2007
Net Sales	$911	$157	$1,613	$195
Add:
Flexsys net sales for the one month ended April 30, 2007	50	50	214	214
Proforma Net Sales with Flexsys on 100% basis	961	207	1,827	409

Adjusted EBITDA	84	$22	$159	$30
Flexsys EBITDA for the one month ended April 30, 2007	13	13	49	49
Back out Equity Income from Flexsys JV and other	(4)	--	(13)	--
Proforma Adjusted EBITDA with Flexsys on 100% basis	$93	$35	$195	$79

Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(3) six months ended June 2008 and 2007

Six Months Ended June 30
From Continuing Operations (in millions)	2008	Adjustments(2)	2008 As Adjusted	2007	Adjustments(2)		2007 As Adjusted	2007 Flexsys		2007 Adjusted Pro forma	% change
Net Sales
Saflex	$413		$413	$358			$358	$		$358	15%
CPFilms	133		133	125			125			125	6%
Technical Specialties	527		527	195			195		214	409	29%
Integrated Nylon	986		986	916			916			916	8%
Corporate/Other	21		21	19			19			19	12%
Total	$2,080		$2,080	$1,613			$1,613		$214	$1,827	14%

EBITDA(1)
Saflex	$39	$37	$76	$59	$		$59	$		$59	30%
CPFilms	28	10	38	36			36			36	6%
Technical Specialties	91	26	117	28		2	30		49	79	48%
Integrated Nylon	(10)	7	(3)	66		(7)	59		0	59	(105)%
Corporate/Other	(17)	(5)	(22)	(11)		(14)	(25)		(13)	(38)	42%
Total	$131	$75	$206	$178		$(19)	$159		$36	$195	6%

(1)	EBITDA is defined as earning before interest expense, income taxes, depreciation and amortization and reorganization items, net.
(2)	Adjustments include unusual charges, (gains) and non-cash stock compensation expense.
(3)	Adjusted EBITDA is EBITDA (as defined above), excluding unusual charges, (gains) and non-cash stock compensation expense.

SOLUTIA INC.

CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Successor	Predecessor
	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007

Net Sales	$1,095	$911
Cost of goods sold	986	787
Gross Profit	109	124
Selling, general and administrative expenses	80	67
Research, development and other operating expenses, net	3	3
Operating Income	26	54
Equity earnings from affiliates	--	3
Interest expense (a)	(48)	(31)
Other income, net	6	25
Loss on debt modification	--	--
Reorganization items, net	--	(17)
Income (Loss) from Continuing Operations Before Income Tax Expense	(16)	34
Income tax expense	--	7
Income (Loss) from Continuing Operations	(16)	27
Income from Discontinued Operations, net of tax	--	29
Net Income (Loss)	$(16)	$56

Basic and Diluted Income (Loss) per Share:
Income (Loss) from Continuing Operations	$(0.27)	$0.26
Income from Discontinued Operations	--	0.28
Net Income (Loss)	$(0.27)	$0.54

(a)	Excludes Predecessor unrecorded contractual interest expense of $8 in the three months ended June 30, 2007.

SOLUTIA INC.

CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Successor	Predecessor
	Four Months Ended June 30, 2008	Two Months Ended February 29, 2008	Six Months Ended June 30, 2007

Net Sales	$1,427	$653	$1,613
Cost of goods sold	1,302	555	1,386
Gross Profit	125	98	227
Selling, general and administrative expenses	106	51	125
Research, development and other operating expenses, net	5	5	11
Operating Income	14	42	91
Equity earnings from affiliates	--	--	12
Interest expense (a)	(66)	(21)	(59)
Other income, net	6	2	29
Loss on debt modification	--	--	(7)
Reorganization items, net	--	1,642	(33)
Income (Loss) from Continuing Operations Before Income Tax Expense	(46)	1,665	33
Income tax expense	--	215	14
Income (Loss) from Continuing Operations	(46)	1,450	19
Income from Discontinued Operations, net of tax	--	--	29
Net Income (Loss)	$(46)	$1,450	$48

Basic and Diluted Income (Loss) per Share:
Income (Loss) from Continuing Operations	$(0.77)	$13.88	$0.18
Income from Discontinued Operations	--	--	0.28
Net Income (Loss)	$(0.77)	$13.88	$0.46

(a)	Excludes Predecessor unrecorded contractual interest expense of $5 in the two months ended February 29, 2008 and $16 in the six months ended June 30, 2007.

SOLUTIA INC.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)

	Successor	Predecessor
	June 30, 2008	December 31, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$47	$173
Trade receivables, net of allowances of $0 in 2008 and $4 in 2007	508	448
Miscellaneous receivables	117	133
Inventories	798	417
Prepaid expenses and other assets	118	53
Assets of discontinued operations	--	7
Total Current Assets	1,588	1,231
Property, Plant and Equipment, net of accumulated depreciation of $34 in 2008 and $2,699 in 2007	1,472	1,052
Goodwill	524	149
Identified Intangible Assets, net	880	58
Other Assets	259	150
Total Assets	$4,723	$2,640

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$421	$343
Accrued liabilities	302	296
Short-term debt, including current portion of long-term debt	35	982
Liabilities of discontinued operations	--	6
Total Current Liabilities	758	1,627
Long-Term Debt	1,768	359
Postretirement Liabilities	448	80
Environmental Remediation Liabilities	296	61
Deferred Tax Liabilities	242	45
Other Liabilities	187	141
Liabilities Subject to Compromise	--	1,922

Commitments and Contingencies (Note 10)

Shareholders’ Equity (Deficit):
Successor common stock at $0.01 par value; (500,000,000 shares authorized, 61,369,996 shares issued and outstanding in 2008)	1	--
Predecessor common stock at $0.01 par value; (600,000,000 shares authorized, 118,400,635 shares issued and outstanding in 2007)	--	1
Additional contributed capital	1,043	56
Predecessor stock held in treasury, at cost, 13,941,057 shares in 2007	--	(251)
Predecessor net deficiency of assets at spin-off	--	(113)
Accumulated other comprehensive income (loss)	26	(46)
Accumulated deficit	(46)	(1,242)
Total Shareholders’ Equity (Deficit)	1,024	(1,595)
Total Liabilities and Shareholders’ Equity (Deficit)	$4,723	$2,640

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)
	Successor	Predecessor
	Four Months Ended June 30, 2008	Two Months Ended February 29, 2008	Six Months Ended June 30, 2007
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS OPERATING ACTIVITIES:
Net income (loss)	$(46)	$1,450	$48
Adjustments to reconcile net income (loss) to net cash used in operations:
Income from discontinued operations, net of tax	--	--	(29)
Depreciation and amortization	47	20	53
Revaluation of assets and liabilities, net of tax	--	(1,591)	--
Discharge of claims and liabilities, net of tax	--	100	--
Other reorganization items, net	--	52	32
Pension expense less than contributions	(10)	(18)	(46)
Other postretirement benefits expense less than contributions	(1)	(6)	(21)
Amortization of deferred credits	(2)	(1)	(5)
Amortization of deferred debt issuance costs	6	--	1
Deferred income taxes	(10)	4	2
Equity earnings from affiliates	--	--	(12)
Restructuring expenses and other (gains) charges	72	(2)	(11)
Gain on sale of assets	(5)	--	(7)
Changes in assets and liabilities:
Income taxes payable	8	5	6
Trade receivables	(25)	(34)	(98)
Inventories	(79)	(66)	(21)
Accounts payable	44	41	23
Environmental remediation liabilities	--	(1)	(1)
Other assets and liabilities	3	(18)	13
Cash Provided by (Used in) Continuing Operations before Reorganization Activities	2	(65)	(73)
Reorganization Activities:
Establishment of VEBA retiree trust	--	(175)	--
Establishment of restricted cash for environmental remediation and other legacy payments	--	(46)	--
Payment for allowed secured and administrative claims	--	(79)	--
Professional service fees	(27)	(31)	(37)
Other reorganization and emergence related payments	--	(17)	(4)
Cash Used in Reorganization Activities	(27)	(348)	(41)
Cash Used in Operations – Continuing Operations	(25)	(413)	(114)
Cash Provided by (Used in) Operations – Discontinued Operations	--	1	(1)
Cash Used in Operations	(25)	(412)	(115)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(45)	(29)	(71)
Acquisition and investment payments	(1)	--	(115)
Restricted cash	--	--	(7)
Investment proceeds and property disposals	47	--	13
Cash Provided by (Used in) Investing Activities-Continuing Operations	1	(29)	(180)
Cash Provided by Investing Activities-Discontinued Operations	--	--	54
Cash Provided by (Used in) Investing Activities	1	(29)	(126)

FINANCING ACTIVITIES:
Net change in lines of credit	23	--	19
Proceeds from long-term debt obligations	--	1,600	75
Net change in long-term revolving credit facilities	(8)	190	(53)
Proceeds from stock issuance	--	250	--
Proceeds from short-term debt obligations	--	--	325
Payment of short-term debt obligations	--	(966)	(53)
Payment of long-term debt obligations	(26)	(366)	--
Payment of debt obligations subject to compromise	--	(221)	--
Debt issuance costs	(1)	(136)	(9)
Cash Provided by Financing Activities	(12)	351	304

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(36)	(90)	63
CASH AND CASH EQUIVALENTS:
Beginning of period	83	173	150
End of period	$47	$83	$213

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$48	$43	$60
Cash payments for income taxes	6	4	10

Notes to Editor:  Saflex, CPFilms, Flexsys, Crystex, Therminol, Ascend and Vydyne are registered trademarks of Solutia Inc. and/or its subsidiaries.

Important Information Regarding Outlook

There is no guarantee that Solutia will achieve its projected financial expectation for 2008 which is based on management estimates, currently available information and assumptions which management believes to be reasonable.  Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company.  The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; high-performance nylon polymers and fibers sold under brands such as Vydyne® and Wear-Dated®; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid.  Solutia’s businesses are world leaders in each of their market segments.  With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 6,000 employees in more than 60 locations.  More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis